Exhibit 11.1

                    SLADE'S FERRY BANCORP. AND SUBSIDIARY
                      COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)


                                           Three months ended          Nine months ended
                                              September 30                September 30
                                        ----------------------------------------------------
                                           2004          2003          2004          2003
                                        ----------------------------------------------------

Net income                              $1,071,203    $  699,345    $2,318,930    $1,616,861
                                        ----------------------------------------------------
Average shares outstanding               4,058,086     3,976,557     4,038,499     3,963,167
                                        ----------------------------------------------------
Basic earnings per share                $     0.26    $     0.18    $     0.57    $     0.40
                                        ----------------------------------------------------

Net income                              $1,071,203    $  699,345    $2,318,930    $1,616,861
                                        ----------------------------------------------------
Average shares outstanding               4,058,086     3,976,557     4,038,499     3,963,167
Net effect of dilutive stock options        43,137        46,247        47,916        31,344
                                        ----------------------------------------------------
Adjusted shares outstanding              4,101,223     4,022,804     4,086,415     3,994,511
                                        ----------------------------------------------------
Diluted earnings per share              $     0.26    $     0.17    $     0.57    $     0.41
                                        ====================================================


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